Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Third-Quarter Financial Results

CHESTERFIELD, MO, October 30, 2014 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the third quarter of 2014.

Net sales for the quarter were $14.3 million, a 13.5 percent decrease from the third quarter last year. U.S. net sales totaled $10.9 million, a decrease of $2.2 million, or 16.8 percent, compared to third-quarter 2013 net sales. Net sales outside of the United States declined slightly at 0.2 percent in the third quarter of 2014 compared to the prior-year quarter, offset by the European market where net sales increased by 16.1 percent.

Net income for the third quarter of 2014 was $166,000 or $0.01 per diluted share, compared to $293,000 or $0.02 per diluted share in the 2013 third quarter. In the second quarter of 2014, Reliv reported a net loss of $289,000 or $0.02 per diluted share. Reliv’s sequential profitability improvement is attributable to effective cost reduction measures enacted in the third quarter and the tax benefit related to the liquidation of Reliv’s former entity in Germany. Income from operations for the third quarter of 2014 was $228,000 compared to $402,000 in the same quarter of 2013.

“Reliv has recently completed a series of critical transitions — in our distributor field, our corporate leadership, our distributor compensation plan and our product line — to better position the company for future growth,” said Robert L. Montgomery, Chairman and CEO of Reliv. “This process has come with anticipated adjustments. Yet after recording losses in net income in each of the first two quarters of 2014, we achieved profitability in the third quarter. We believe the return to profitability is evidence that the transitions initiated by Reliv are gaining traction.”

Montgomery cites key elements of Reliv’s strategic plan for growth:

•	Positioning Reliv as the Nutritional Epigenetics Company;
•	New product strategy around Reliv Now®, LunaRich X™ and the LunaRich® Super Pack;
•	Renewed focus on the business opportunity for the distributors;
•	Technology upgrades, both within operations at Reliv HQ and online for distributors;
•	Increased manufacturing capabilities with a new encapsulation line;
•	Continued expansion of Reliv’s European markets;
•	Company-wide cost containment initiative; and
•	Investment in clinical studies of Reliv products and additional research.

“We see many examples of this plan already producing results, but turning around momentum in the field takes time,” Montgomery noted. “During that process, we are aggressively controlling expenses to improve our bottom line.”

Growth in Europe continued with net sales of $2.0 million in the third quarter of 2014 compared to $1.7 million in the prior-year third quarter. “Europe remains Reliv’s strongest international market and we expect growth to continue,” Montgomery said. “In October, at the most well-attended Reliv event in Reliv Europe history, we launched LunaRich C™ (LunaRich X™ in the United States). This product, a concentrated lunasin extract delivered in capsule form, is one of our top sellers in the United States and complements Reliv Europe’s existing product line. We expect LunaRich C to enhance the momentum in Europe and sustain growth in the final quarter of 2014 and next year.”

Reliv held an official launch event for the market of Indonesia on September 7. “Reliv has operated in Indonesia for a number of years, but until this year could only offer one product: Innergize!®, our isotonic performance formula,” Montgomery said. “We have now expanded our product line in this market to four products, including Reliv Now®, our essential nutrition formula and top seller worldwide. With over $1 billion in direct sales annually, Indonesia is a market we believe offers Reliv an opportunity for growth in this region.”

Worldwide net sales for the first nine months of 2014 were $43.3 million, representing a 14.9 percent decrease from the same period in 2013. In the United States, net sales declined 19.1 percent compared with the first nine months of the prior year. Net sales outside of the United States increased by 0.8 percent in the first nine months of 2014 compared with the first nine months last year.

Reliv reported a net loss of $274,000, or $0.02 per diluted share in the first nine months of 2014, compared to net income $274,000 or $0.02 per diluted share in the same period of 2013.

Reliv’s total distributor count was 49,420 as of September 30, 2014 – a decrease of 4.8 percent from the same date in 2013 – of which 7,030 are Master Affiliate level and above. The number of Master Affiliates increased by 5.4 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

Reliv had cash and cash equivalents of $5.18 million as of September 30, 2014. This amount compares to $6.66 million as of December 31, 2013 and $5.74 million at this date last year.

About Reliv International, Inc.
Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets
	September 30	December 31
	2014	2013
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,178,599	$6,656,798
Accounts receivable, less allowances of $28,100 in 2014 and $31,800 in 2013	156,507	148,630
Accounts and note due from employees and distributors	217,973	129,852
Inventories	5,105,107	5,214,690
Other current assets	1,218,202	1,006,099

Total current assets	11,876,388	13,156,069

Other assets	5,005,271	4,511,360
Intangible assets, net	2,993,307	3,195,903
Net property, plant and equipment	6,703,894	6,735,419

Total Assets	$26,578,860	$27,598,751

Liabilities and Stockholders' Equity

Total current liabilities	$6,633,723	$6,649,345
Long-term debt, less current maturities	3,668,159	3,781,607
Other non-current liabilities	401,277	1,037,327
Stockholders' equity	15,875,701	16,130,472

Total Liabilities and Stockholders' Equity	$26,578,860	$27,598,751

Consolidated Statements of Operations
	Three months ended September 30		Nine months ended September 30
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$13,206,275	$15,241,597	$39,867,425	$46,296,517
Handling & freight income	1,108,006	1,297,867	3,387,322	4,525,618

Net Sales	14,314,281	16,539,464	43,254,747	50,822,135

Costs and expenses:
Cost of products sold	2,968,139	3,529,027	8,855,401	10,490,825
Distributor royalties and commissions	4,985,450	5,974,652	15,425,704	18,595,100
Selling, general and administrative	6,133,040	6,633,771	19,390,732	21,121,858

Total Costs and Expenses	14,086,629	16,137,450	43,671,837	50,207,783

Income (loss) from operations	227,652	402,014	(417,090)	614,352

Other income (expense):
Interest income	31,736	37,240	100,008	113,072
Interest expense	(26,054)	(22,187)	(75,689)	(58,182)
Other income (expense)	(60,372)	28,637	(53,983)	(62,482)

Income (loss) before income taxes	172,962	445,704	(446,754)	606,760
Provision (benefit) for income taxes	7,000	153,000	(173,000)	333,000

Net income (loss)	$165,962	$292,704	$(273,754)	$273,760

Earnings (loss) per common share - Basic	$0.01	$0.02	$(0.02)	$0.02
Weighted average shares	12,666,000	12,616,000	12,666,000	12,617,000

Earnings (loss) per common share - Diluted	$0.01	$0.02	$(0.02)	$0.02
Weighted average shares	12,750,000	12,842,000	12,666,000	12,785,000

Cash dividends declared per common share	$0.00	$0.02	$0.00	$0.02

Reliv International, Inc. and Subsidiaries
ADD THREE

Net sales by Market
(in thousands)
	Three months ended September 30,				Change From
	2014		2013		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$10,946	76.5%	$13,163	79.6%	$(2,217)	-16.8%
Australia/New Zealand	399	2.8%	429	2.6%	(30)	-7.0%
Canada	346	2.4%	384	2.3%	(38)	-9.9%
Mexico	192	1.3%	225	1.4%	(33)	-14.7%
Europe	1,956	13.7%	1,685	10.2%	271	16.1%
Asia	475	3.3%	653	3.9%	(178)	-27.3%

Consolidated total	$14,314	100.0%	$16,539	100.0%	$(2,225)	-13.5%

Net sales by Market
(in thousands)
	Nine months ended September 30,				Change From
	2014		2013		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$32,453	75.0%	$40,101	78.9%	$(7,648)	-19.1%
Australia/New Zealand	1,261	2.9%	1,402	2.8%	(141)	-10.1%
Canada	993	2.3%	1,310	2.6%	(317)	-24.2%
Mexico	607	1.4%	759	1.5%	(152)	-20.0%
Europe	6,529	15.1%	5,664	11.1%	865	15.3%
Asia	1,412	3.3%	1,586	3.1%	(174)	-11.0%

Consolidated total	$43,255	100.0%	$50,822	100.0%	$(7,567)	-14.9%

The following table sets forth, as of September 30, 2014 and 2013, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. For the September 30, 2014 data, the active distributor count for Europe includes our preferred customers in France. This program began in mid-2013 and the Europe active distributor count as of 9/30/14 and 9/30/13 includes French preferred customers of 2,822 and 1,040, respectively.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2014		As of 9/30/2013		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	35,680	5,240	38,670	4,830	-7.7%	8.5%
Australia/New Zealand	1,290	150	1,470	200	-12.2%	-25.0%
Canada	1,250	260	1,270	220	-1.6%	18.2%
Mexico	1,140	140	1,080	150	5.6%	-6.7%
Europe	8,060	920	5,800	820	39.0%	12.2%
Asia	2,000	320	3,630	450	-44.9%	-28.9%

Consolidated total	49,420	7,030	51,920	6,670	-4.8%	5.4%